February  8,  2005

CERTIFIED  MAIL;
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RECEIPT  NO.
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Pizza  Inn,  Inc.
3551  Plano  Parkway
The  Colony,  Texas  75056
Attn:  Mark  Schwarz

     Re: Third Amended and Restated Loan Agreement (as amended by that certain First Amendment to Third Amended and Restated Loan Agreement dated as of March 28, 2004, the "LOAN AGREEMENT") dated as of January 22, 2003 by and between Pizza Inn, Inc. ("BORROWER") and Wells Fargo Bank, National Association (successor to Wells Fargo Bank (Texas), National Association, herein "BANK"). All terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Ladies  and  Gentlemen:

     Reference is made to that certain letter dated December 27, 2004, sent by you to Bank notifying Bank of a Change of Control resulting from Ronald Parker ceasing to be the Chief Executive Officer of Borrower (the "PARKER CHANGE OF CONTROL") and, in accordance with Section 10.12 of the Loan Agreement, offering
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to  accelerate  payment  of  the  obligations  (the  "NOTICE  AND  OFFER").

In addition, you are hereby notified that an Event of Default currently exists under the Loan Agreement. As disclosed in the most recent draft 10Q statement of Borrower received by Bank, Bank is aware that Borrower repurchased certain of its capital stock for a purchase price of approximately $117,000. Section 11.4
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of  the  Loan  Agreement  prohibits  Borrower's  repurchase of its capital stock without  Bank's  consent  (the  "CURRENT  DEFAULT").

Without waiving any Default or Event of Default now existing or hereafter arising under the Loan Agreement and the other Loan Documents, other than the Current Default, or any of Bank's rights and remedies under the Loan Agreement and the other Loan Documents resulting therefrom, Bank agrees (a) not to accelerate payment of the Obligations based on the Notice and Offer and (b) to waive the Current Default, subject to the following conditions precedent:

1. Borrower acknowledges the terms of this letter by executing it in the space indicated below.
2. On or before the close of business on February 11, 2005, Borrower enters into a Second Amendment to Third Amended and Restated Loan Agreement and such other documents, instruments, promissory notes and agreements Bank deems necessary in connection therewith (the "SECOND AMENDMENT") pursuant to which the Loan Agreement is amended in accordance with the terms set forth below and such other terms, covenants and agreements which are in form and substance satisfactory to Bank;
a.     The  Revolving  Credit  Commitment  shall  be  reduced  to  $3,000,000;
b. The definition of "Termination Date" shall be modified to December 23, 2005;
c.     The  interest  rate for the Real Estate Loan shall be modified to LIBOR +
2.25%;
d. The interest rate for the Revolving Credit Loan shall be modified to LIBOR + 2.75% or Prime + 0.50%;
e.     The  Commitment  Fee set forth in Section 2.7 of the Loan Agreement shall
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be  terminated;
f. The definition of "Change of Control" and the Change of Control provisions in the Loan Agreement shall be modified;
g. Borrower shall be prohibited from making non-financed capital expenditures in excess of $500,000 in the aggregate during any given fiscal year without Bank's consent;
h. Included with existing reporting requirements, Borrower shall be required to deliver an aged listing of accounts receivable, accounts payable and a reconciliation of accounts, and, at any time requested by Bank, a listing of all account debtors that includes names, addresses and phone numbers of the account debtors;
i.     The  Tangible  Net  Worth  covenant contained in Section 12.2 of the Loan
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Agreement  shall  be  deleted;
j. A new financial covenant shall be added that requires Borrower to maintain total liabilities less subordinated debt divided by Tangible Net Worth of not more than 1.50 to 1.00; and
k. A new covenant shall be added that prohibits the outstanding principal and interest amount of the Revolving Credit Loan plus all Letter of Credit Liabilities to exceed 80% of Eligible Accounts (as defined in EXHIBIT A attached hereto);
3. No Event of Default, other than the Current Default, shall have occurred and be continuing, or would result from the Second Amendment; and
4. All of the representations and warranties contained in the Loan Agreement and in the other Loan Documents shall be true and correct on and as of the date of the Second Amendment.
     Failure by you to execute the Second Amendment and such other documents, instruments, promissory notes and agreements Bank deems necessary in connection therewith on or before February 11, 2005, shall constitute an Event of Default under the Loan Agreement. This letter shall constitute a Loan Document.

     Notwithstanding Bank's agreement (a) not to accelerate payment of the Obligations based on the Notice and Offer and (b) to waive the Current Default, subject to the foregoing conditions, you are hereby notified that Bank requires strict compliance with the terms and conditions of the Loan Documents. The execution by Bank of this letter, or any other act or omission by Bank, or its officers in connection herewith, shall not be deemed a waiver by Bank of any Default or Event of Default, other than the Current Default, which may exist or which may occur in the future under the Loan Agreement or any other Loan Document, or any future Default or Event of Default of the same provision waived under the Current Default (collectively "OTHER VIOLATIONS"). No waiver of any provision of the Loan Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance to which it relates and for the purpose for which it is given. Similarly, nothing contained in this letter shall directly or indirectly in any way whatsoever either (i) impair, prejudice or otherwise adversely affect Bank's right at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any other Loan Document with respect to any Other Violations, (ii) amend or alter any provision of the Loan Agreement or any other Loan Document, or (iii) constitute any course of dealing or other basis for altering any obligation of Borrower or any right, privilege or remedy of Bank under the Loan Agreement or any other Loan Document. Nothing in this letter shall be construed to be a consent or waiver by Bank of any Other Violations. The rights provided for in the Loan Agreement and the other Loan Documents are cumulative and not intended to be exclusive of any other right given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
     This letter may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. The parties agree that this letter may be executed and delivered via facsimile and any such facsimile copy of any such document shall be considered to have the same binding legal effect as an original copy and each party hereby agrees that it shall not raise the use of a facsimile copy as a defense to this letter and forever waives any such defense. Furthermore, at the request of any party, a party executing and delivering this letter by facsimile copy shall re-execute an original copy in replacement.
     Bank intends this letter to supercede and replace, in its entirety, correspondence dated February 4, 2005, issued by Bank to Borrower.

     Should you have any questions, please do not hesitate to contact the undersigned.

Very  truly  yours,

WELLS  FARGO  BANK,  NATIONAL  ASSOCIATION


By: /s/ Ralph Hamm III
Name:   Ralph Hamm III
Title:  Vice President

AGREED  AND  ACCEPTED  TO
THIS  9th  DAY  OF  FEBRUARY,  2005  BY:

PIZZA  INN,  INC.


By:  /s/ Robert B. Page
Name:    Robert B. Page
Title:   Chief Executive Officer

EXHIBIT  A
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     "Eligible  Accounts"  means,  at  any  time, all accounts receivable of the
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Borrower  created in the ordinary course of business that are acceptable to Bank and  satisfy  the  following  conditions:
1. The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;
2. The account has not been outstanding for more than 90 days past the original date of invoice;
3. The account does not represent a commission and the account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;
4. The account arises from an enforceable contract, the performance of which has been completed by the Borrower;
5. The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;
6. The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of Bank;
7. The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to Bank in and to such account;
8. The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;
9. The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;
10.     The  account  is  not  evidenced  by  chattel  paper  or  an instrument;
11.     No  default  exists  under  the  account  by  any  party  thereto;
12. The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;
13. The account is not owed by an Affiliate, employee, officer, director or shareholder of the Borrower, except certain trade accounts arising in the ordinary course of business from director owned franchises that would otherwise be Eligible Accounts;
14.     The  account  is  payable  in  Dollars  by  the  account  debtor;
15. The account is not owed by an account debtor whose accounts Bank in its sole discretion has chosen to exclude from Eligible Accounts;
16. The account shall be ineligible if (a) the account debtor is domiciled in any country other than the United States of America and (b) the aggregate amount of accounts owed by account debtors domiciled outside the United States of America is in excess of $500,000, to the extent of such excess;
17. The account shall be ineligible if more than twenty percent (20%) of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to the Borrower are more than 90 days past the dates of their original invoices;
18. The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with; and
19. The Account is otherwise acceptable in the sole discretion of Bank; provided that Bank shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment.
     The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all "contra accounts" and other obligations owed by the Borrower to such account debtor.